Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES RESULTS FOR
THIRD QUARTER 2019 AND DECLARES QUARTERLY DIVIDEND

Houston, Texas (Wednesday, November 6, 2019) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced financial results for the three months ended September 30, 2019 and declared a quarterly cash dividend of $0.24 per common share.

The Company reported net earnings of $0.6 million, or $0.15 per common share, on revenues of $450.3 million for the third quarter of 2019, compared to net earnings of $2.0 million, or $0.48 per common share, on revenues of $467.9 million for the third quarter of 2018. On an adjusted basis, net earnings were $1.6 million, or $0.38 per common share, for the third quarter of 2019, compared to net earnings of $1.3 million, or $0.30 per common share, for the third quarter of 2018.

Adjusted net (losses) earnings, adjusted (losses) earnings per common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

Key Highlights for Third Quarter 2019:

•Generated revenues of $450.3 million for the third quarter of 2019 compared to $467.9 million for the third quarter of 2018

•Net cash flow from operating activities increased from $8.6 million for the third quarter of 2018 to $9.4 million for the third quarter of 2019. Grew adjusted cash flow to $6.5 million for the third quarter of 2019 from $4.2 million for the third quarter of 2018.

•Increased cash and cash equivalents by approximately 7% from $117.1 million at December 31, 2018 to $124.7 million at September 30, 2019

•Retained strong financial flexibility with no short- or long-term debt as of September 30, 2019

•Adam’s crude oil marketing subsidiary, GulfMark Energy, Inc., marketed approximately 105,801 barrels per day (“bpd”) of crude oil during the third quarter of 2019, compared to 70,635 bpd of crude oil during the third quarter of 2018 — an increase of approximately 50%

•Solidly positioned with 439,173 barrels of crude oil inventory at September 30, 2019 compared to 415,523 barrels at December 31, 2018

“We were pleased with our overall results for this year’s third quarter, which included a 54% increase in adjusted cash flow from the third quarter of 2018,” said Townes G. Pressler, Executive Chairman. “We also saw 28% growth in adjusted net earnings year-over-year for the quarter, while revenues and net earnings decreased primarily due to declining gathered crude oil volumes from our captive customer in the Red River area.”

“Our Service Transport business unit began to see lagging market conditions during the quarter, while as our revenue per mile increased 4% from the third quarter of 2018, it decreased 1% from this year’s second quarter. In this environment of slightly declining demand for chemical transport, we are working closely with our customers to maintain trucking rates given our strong history of on-time and safe product delivery. Supporting these efforts, we remain on schedule with “stair-casing” the age of our fleet, including the purchase of 86 new tractors and 46 new trailers during the first nine months of 2019, and commitments to purchase an additional 55 tractors and 15 trailers during the remainder of 2019 and into 2020.”

“At GulfMark, our legacy and Red River combined crude oil volumes for the third quarter of 2019 increased 4% from the second quarter of 2019 primarily due to volumes increases in the Gulf Coast that were partially offset by continued decreased production in our Red River market areas. Similar to Service Transport, we are actively improving the combined age of our GulfMark fleet, including the replacement and purchase of 28 new tractors during the first nine months of 2019.”

Capital Investments and Dividends

During the third quarter of 2019, the Company spent approximately $12.3 million of capital and paid dividends of $1.0 million ($0.24 per common share). The majority of the capital spending related to the aforementioned purchase of tractors in Adams’ Service Transport subsidiary.

The Company’s Board of Directors declared a quarterly cash dividend for the third quarter of 2019 in the amount of $0.24 per common share, payable on December 20, 2019 to shareholders of record as of December 6, 2019. Adams’ has consistently paid a dividend since 1994, or more than 25 years.

Outlook

Mr. Pressler concluded, “While the macro-environment has become more challenging over the past months, the Company remains solidly positioned for continued long-term success given our best-in-class safety performance, strategically located footprint of operations, targeted investments to improve the quality of our vehicle fleet and strong corporate financial position. Supported by our diverse customer base, we also continue to benefit from substantially stable crude oil gathered volumes in our legacy areas that are relatively resilient to resource play production swings.”

“For the remainder of this year and into 2020, we remain laser-focused on our peer-leading safety initiatives, including further fleet modernization and enhanced company-wide processes for recruiting and retaining drivers. In addition, we will execute on additional opportunities to increase efficiencies in our crude oil marketing transportation division, including right sizing the Red River operation to reflect current operating conditions. Finally, buttressed by a cash position of well over $100 million and no debt outstanding, we are exploring both organic and open market opportunities to further grow the business. As in the past, all potential investments will be evaluated on a risk-adjusted basis and for what we believe will provide the most long-term benefit for all of our shareholders.”

Use of Non-GAAP Financial Measures

This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net (losses) earnings and adjusted (losses) earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management believes these measures are useful indicators of the financial performance of our business and uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Adams Resources & Energy, Inc. is primarily engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk through its two subsidiaries, GulfMark Energy, Inc. and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Marketing	$434,609	$453,626	$1,331,410	$1,266,055
Transportation	15,698	14,265	48,498	41,509
Total revenues	450,307	467,891	1,379,908	1,307,564

Costs and expenses:
Marketing	429,507	449,367	1,313,822	1,250,233
Transportation	13,365	12,412	40,902	36,603
General and administrative	2,739	1,533	8,005	6,100
Depreciation and amortization	4,393	2,340	12,266	7,014
Total costs and expenses	450,004	465,652	1,374,995	1,299,950

Operating earnings	303	2,239	4,913	7,614

Other income (expense):
Gain on dissolution of investment	—	—	573	—
Interest income	758	601	2,145	1,486
Interest expense	(242)	(26)	(424)	(60)
Total other income (expense), net	516	575	2,294	1,426

Earnings before income taxes	819	2,814	7,207	9,040
Income tax provision	(179)	(779)	(1,653)	(2,247)

Net earnings	$640	$2,035	$5,554	$6,793

Earnings per share:
Basic net earnings per common share	$0.15	$0.48	$1.31	$1.61
Diluted net earnings per common share	$0.15	$0.48	$1.31	$1.61

Dividends per common share	$0.24	$0.22	$0.70	$0.66

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$124,726	$117,066
Restricted cash	4,903	—
Accounts receivable, net of allowance for doubtful accounts	77,665	85,197
Accounts receivable – related party	—	425
Inventory	24,900	22,779
Derivative assets	129	162
Income tax receivable	2,539	2,404
Prepayments and other current assets	1,391	1,557
Total current assets	236,253	229,590

Property and equipment, net	62,733	44,623
Operating lease right-of-use assets, net	10,137	—
Intangible assets, net	1,704	—
Cash deposits and other assets	3,018	4,657
Total assets	$313,845	$278,870

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$128,607	$116,068
Accounts payable – related party	6	29
Derivative liabilities	126	139
Current portion of finance lease obligations	2,142	883
Current portion of operating lease liabilities	2,245	—
Other current liabilities	10,709	6,148
Total current liabilities	143,835	123,267
Other long-term liabilities:
Asset retirement obligations	1,549	1,525
Finance lease obligations	4,927	3,209
Operating lease liabilities	7,890	—
Deferred taxes and other liabilities	5,763	4,271
Total liabilities	163,964	132,272

Commitments and contingencies

Shareholders’ equity	149,881	146,598
Total liabilities and shareholders’ equity	$313,845	$278,870

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	September 30,
	2019	2018
Operating activities:
Net earnings	$5,554	$6,793
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	12,266	7,014
Gains on sales of property	(1,386)	(890)
Provision for doubtful accounts	(36)	(95)
Stock-based compensation expense	352	144
Deferred income taxes	1,493	(685)
Net change in fair value contracts	20	5
Gain on dissolution of AREC	(573)	—
Changes in assets and liabilities:
Accounts receivable	8,520	12,830
Accounts receivable/payable, affiliates	(23)	1
Inventories	(2,121)	(22,568)
Income tax receivable	(135)	1,317
Prepayments and other current assets	166	(7)
Accounts payable	13,613	22,254
Accrued liabilities	4,561	3,815
Other	871	(103)
Net cash provided by operating activities	43,142	29,825

Investing activities:
Property and equipment additions	(25,425)	(7,756)
Asset acquisition	(5,624)	—
Proceeds from property sales	2,853	1,314
Proceeds from dissolution of AREC	998	—
Insurance and state collateral refunds	750	1,070
Net cash used in investing activities	(26,448)	(5,372)

Financing activities:
Principal repayments of finance lease obligations	(1,171)	(288)
Dividends paid on common stock	(2,960)	(2,784)
Net cash used in financing activities	(4,131)	(3,072)

Increase in cash and cash equivalents, including restricted cash	12,563	21,381
Cash and cash equivalents, including restricted cash, at beginning of period	117,066	109,393
Cash and cash equivalents, including restricted cash, at end of period	$129,629	$130,774

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Reconciliation of Adjusted Cash Flow to Net Earnings:
Net earnings	$640	$2,035	$5,554	$6,793
Add (subtract):
Income tax provision	179	779	1,653	2,247
Depreciation and amortization	4,393	2,340	12,266	7,014
Gains on sales of property	(952)	(444)	(1,386)	(890)
Gain on dissolution of AREC	—	—	(573)	—
Stock-based compensation expense	155	141	352	144
Inventory liquidation gains	—	(60)	(1,459)	(2,535)
Inventory valuation losses	2,051	—	—	—
Net change in fair value contracts	1	8	20	5
Insurance proceeds for Hurricane Harvey claims	—	(610)	—	(610)
Adjusted cash flow	$6,467	$4,189	$16,427	$12,168

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Adjusted net earnings and earnings per common share (Non-GAAP):
Net earnings	$640	$2,035	$5,554	$6,793
Add (subtract):
Gain on dissolution of AREC	—	—	(573)	—
Gains on sales of property	(952)	(444)	(1,386)	(890)
Stock-based compensation expense	155	141	352	144
Net change in fair value contracts	1	8	20	5
Inventory liquidation gains	—	(60)	(1,459)	(2,535)
Inventory valuation losses	2,051	—	—	—
Insurance proceeds for Hurricane Harvey claims	—	(610)	—	(610)
Tax effect of adjustments to earnings	(264)	203	639	817
Adjusted net earnings	$1,631	$1,273	$3,147	$3,724

Adjusted earnings per common share	$0.38	$0.30	$0.73	$0.88

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Reconciliation of Adjusted Cash Flow to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$9,394	$8,588	$43,142	$29,825
Add (subtract):
Income tax benefit (provision)	179	779	1,653	2,247
Deferred income taxes	(481)	(147)	(1,493)	685
Provision for doubtful accounts	—	63	36	95
Inventory liquidation gains	—	(60)	(1,459)	(2,535)
Inventory valuation losses	2,051	—	—	—
Harvey insurance proceeds	—	(610)	—	(610)
Changes in assets and liabilities	(4,676)	(4,424)	(25,452)	(17,539)
Adjusted cash flow	$6,467	$4,189	$16,427	$12,168